Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Bonanza Creek Energy, Inc. (the “Company”) with respect to the information from our firm’s reserves report dated January 24, 2018, which sets forth our estimates of reserves and revenue to the Company’s interest in certain oil and gas properties, as of December 31, 2017, and in reliance upon the authority of this firm as experts in petroleum engineering.  We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

January 30, 2019